Corning Natural Gas Corporation

330 W. William Street

P.O. Box 58

Corning, New York 14830

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

to be held on Tuesday, February 6, 2001

Corning, New York

January 2, 2001

To the Common Stockholders of

Corning Natural Gas Corporation

Notice is hereby given that the Annual Meeting of Stockholders of Corning Natural Gas Corporation (the "Company") will be held at the office of the Company, 330 W. William Street, in the City of Corning, New York, on Tuesday, February 6, 2001 at 10:30 A.M., local time, for the following purposes:

(1) To fix the number of Directors at five and to elect a Board of Directors for the ensuing year.

(2) To transact such other business as may properly come before the meeting.

The stock transfer books will not be closed, but only common stockholders of record at the close of business on December 26, 2000 will be entitled to vote at the meeting or any adjournment thereof.

You are cordially invited to attend the meeting and vote your shares. In the event that you cannot attend, please date, sign and mail the enclosed proxy in the enclosed self-addressed envelope. A stockholder who executes and returns a proxy in the accompanying form has the power to revoke such proxy at any time prior to the exercise thereof.

By Order of the Board of Directors

PHYLLIS J. GROEGER, Secretary

CORNING NATURAL GAS CORPORATION

PROXY STATEMENT

January 2, 2001

By Whom Proxy Solicited and Solicitation Expenses. The accompanying proxy is solicited by the Board of Directors of the Company for use at the Annual Meeting of Stockholders to be held on Tuesday, February 6, 2001. Proxies in substantially the accompanying form, properly executed and received prior to or delivered at the meeting and not revoked, will be voted in accordance with the specification made. The expense of soliciting proxies will be borne by the Company.

The approximate date upon which this proxy statement and the accompanying proxy will first be mailed to stockholders is January 2, 2001.

Right to Revoke Proxy. Any stockholder giving the proxy enclosed with this statement has the power to revoke it at any time prior to the exercise thereof. Such revocation may be by writing (which may include a later dated proxy) received by the Office of the Secretary, Corning Natural Gas Corporation, 330 W. William Street, P.O. Box 58, Corning, New York, 14830, no later than February 5, 2001 if by mail, or prior to the exercise thereof if delivered by hand. Such revocation may also be effected orally at the meeting prior to the exercise of the proxy.

Proposals of Stockholders. Stockholders' proposals intended to be presented at the 2002 Annual Meeting of Stockholders must be received by the Office of the Secretary, Corning Natural Gas Corporation, 330 W. William Street, P.O. Box 58, Corning, New York 14830, by September 11, 2001. As to any proposal that a stockholder intends to present to stockholders without being included in the Company's proxy statement for the Company's 2002 Annual Meeting of Stockholders, the proxies named in management's proxy for the meeting will be entitled to exercise their discretionary authority on that proposal unless the Company receives notice of the matter to be proposed not later than November 27, 2001. Even if proper notice is received on or prior to November 27, 2001, the proxies named in management's proxy for that meeting may nevertheless exercise their discretionary authority with respect to such matter by advising stockholders of such proposals and how they intend to exercise their discretion to vote on such matter, unless the stockholder making the proposal solicits proxies with respect to the proposal as set forth in Rule 14a-4(c)(2) of the Securities Exchange Act of 1934.

Voting Securities Outstanding. There were 460,000 shares of common stock outstanding and entitled to vote on December 26, 2000 (the "Record Date"). Each share of common stock is entitled to one vote. Only stockholders of record on the Record Date are entitled to notice of and to vote at the meeting or any adjournment thereof.

Abstentions and broker non-votes are each included in calculating the number of shares present and voting for purposes of determining quorum requirements. However, each is tabulated separately. Abstentions are counted in tabulating the votes cast on proposals presented to shareholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

Beneficial Stock Ownership

The following table sets forth the shares of the Company's common stock, and the percent of total outstanding shares represented thereby, beneficially owned* by the nominees for director of the Company, the Chief Executive Officer of the Company, all directors and officers as a group, and all persons or groups known to the Company to beneficially own more than 5% of such stock.

*As used in this Proxy Statement, "beneficial ownership" includes direct or indirect, sole or shared power to vote, or to direct the voting of, and/or investment power to dispose of, or to direct the disposition of, shares of the common stock of the Company. Except as otherwise indicated in the footnotes below, the listed beneficial owners held direct and sole voting and investment power with respect to the stated shares.

	Shares of Stock
	Beneficially Owned
	Directly or Indirectly	Percent
Beneficial Owners	as of September 30, 2000	of Class

J. Edward Barry	45,999(1)	10.00%
330 W. William Street
Corning, New York 14830-2152

Thomas K. Barry (Director and	14,618(2)	3.20%
Chief Executive Officer)
330 W. William Street
Corning, New York 14830-2152

Thomas H. Bilodeau (Director)	3788(3)	*
1648 Jupiter Cove Dr., Apt. 312
Jupiter, Florida 33469-3216

Bradford J. Faxon (Director)	27,210(4)	5.90%
225 Hix Bridge Road
Westport, Massachusetts 02790-1312

Liselotte R. Lull and	45,029(5)	9.80%
Robert E. Lull
231 Watauga Avenue
Corning, New York 14830-3233

Donald R. Patnode (Director)	14,194(6)	3.10%
91 Stage Harbor Road
Chatham, Massachusetts 02633-2272

Kenneth J. Robinson (Director and
Executive Vice President)	3,566(7)	*
330 W. William Street
Corning, New York 14830-2152

All directors and officers	65,026(8)	14.10%
of the Company, nine persons
as a group

All directors and officers 65,026(8) 14.1%

of the Company, nine persons

as a group

* Less than one percent

  (1)Includes 25,066 shares held in trust, with respect to which J. Edward Barry has shared voting and investment power, and 20,933 shares beneficially owned and held in trust on behalf of Virginia S. Barry, with respect to which J. Edward Barry also has shared voting and investment power. Percentage reflects rounding; actual percentage is less than 10 percent.

  (2) Includes indirect beneficial ownership of 1,505 shares owned by children of Thomas K. Barry, and as to which Thomas K. Barry has shared voting and investment power.

  (3) All shares are held in trusts and Mr. Bilodeau is a beneficiary or contingent beneficiary of such trusts.

  (4) Includes indirect beneficial ownership of 5,431 shares owned by children of Bradford J. Faxon, and as to which Bradford J. Faxon has shared voting and investment power.

  (5) Includes 23,378 shares owned by Liselotte R. Lull and 21,651 shares owned by Robert E. Lull.

  (6) Includes 2,000 shares owned by spouse, who has sole voting and investment power over such shares. Also includes 6,994 shares held in two trusts, of which Donald R. Patnode is co-trustee.

  (7) Includes 3,534 shares owned jointly with Sherry Robinson.

  (8) Aggregate record or imputed beneficial ownership, with sole or shared voting or investment power.

  Election of Directors. (Proposal No. 1) It is the intention of the persons named in the enclosed proxy to vote the shares represented by the proxy to fix the number of directors at five and to elect the nominees listed below to serve until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified. In the event of a vacancy in the list of nominees, an event which the Board of Directors does not anticipate, the holders of the proxies will vote for the election of a nominee acceptable to the remaining nominees. The directors must be elected by a plurality of votes cast. The following is a brief description of each nominee, including his principal employment or professional experience for the past five years.

  Thomas K. Barry, 55, Chairman of the Board of Directors since 1993, President of the Company since 1983, Chief Executive Officer since 1984. A Director since 1983 and Chairman of the Executive Committee. Son of J. Edward Barry, Consultant to the Company.

  Thomas H. Bilodeau, 58, Vice President - Finance, Medical & Environmental Coolers, Inc. since 1990. A Director since 1984 and a member of the Compensation and Audit Committees.

  Bradford J. Faxon, 62, President of Fall River Gas Company since 1986. A Director since 1984, Chairman of the Compensation Committee and a member of the Executive and Audit Committees.

  Donald R. Patnode, 72, Retired; former President of Industrial Filters and Equipment Corporation 1989-1994. A Director since 1964, Chairman of the Audit Committee and a member of the Compensation Committee.

  Kenneth J. Robinson, 56, Executive Vice President since 1992. Joined the Company in 1978 as an accountant and most recently served as Financial Vice President and Treasurer for 4 years. A Director since 2000 and a member of the Executive Committee.

  Board of Directors and Committees. The Board of Directors has a standing Audit Committee, of which Messrs. D.R. Patnode, B.J. Faxon and T.H. Bilodeau are the members. The function of the Audit Committee is to recommend the selection of independent auditors, review the plan and results of the independent audit and approve each professional service provided by the independent auditors. The Audit Committee had two meetings in 2000. The Audit Committee has a charter, which is attached to this Proxy as Appendix A. The members of the Audit Committee meet the independence standards of Sections 303.01(B) (2) (a) and (3) of the New York Stock Exchange's listing standards.

  Audit Committee Report

  To the Board of Directors of Corning Natural Gas Corporation:

  The Audit Committee of Corning Natural Gas Corporation ("Corning") has reviewed and discussed Corning's audited financial statements for the year ended September 30, 2000. In addition, we have discussed with Deloitte & Touche LLP, Corning's independent auditing firm, the matters required to be discussed by Codification of Statement of Auditing Standards No. 61.

  The Committee also has received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1, and we have discussed with Deloitte & Touche LLP such firm's independence. We have also discussed with Corning's management and the auditing firm such other matters and received such assurances from them as we deemed appropriate.

  As a result of our review and discussions, we have recommended to the Board of Directors the inclusion of Corning's audited financial statements in the annual report for the year ended September 30, 2000, on Form 10-KSB.

  The Audit Committee of Corning Natural Gas Corporation

  Donald R. Patnode, Chairman

  Bradford J. Faxon

  Thomas H. Bilodeau

  The Board of Directors also has a standing Compensation Committee, of which Messrs. D.R. Patnode, B.J. Faxon and T.H. Bilodeau are the members. This committee met once during 2000. This committee reviews officer performance and duties and decides upon appropriate remuneration.

  The Board of Directors does not have a standing nominating committee, or any committee performing similar functions.

  The Board of Directors met five times in 2000. Each Director attended more than 75% of the aggregate number of meetings of the Board and committees on which he served during the year.

  At the most recent annual meeting of stockholders of the Company, held on February 8, 2000, out of a total of 460,000 shares entitled to vote at the meeting, 388,598 shares (84.5% of the total) were actually voted at the meeting with respect to the election of Directors. Nominees proposed for election by the Board of Directors were elected by requisite vote at such meeting. Each nominee received an affirmative vote of over 99% of the votes cast.

  Section 16 (a) Beneficial Ownership Reporting Compliance. Based solely on a review of Forms 3, 4 and 5 (and amendments thereto) furnished to the Company pursuant to Rule 16a-3(e) under the Securities Exchange Act of 1934 (the "Exchange Act") during and with respect to its most recent fiscal year, as well as written representations furnished to the Company by reporting persons, all persons subject to Section 16 of the Exchange Act with respect to the Company have filed on a timely basis all reports required by Section 16 (a) of the Exchange Act during the most recent fiscal year.

  Cash Compensation of Executive Officers. The following table sets forth the compensation paid or accrued by the Company and its subsidiary during the fiscal years ended September 30, 1998, September 30, 1999 and September 30, 2000 to the Company's Chief Executive Officer and to each Executive Officer whose aggregate cash compensation exceeded $100,000. Although only principal capacities are listed, the compensation figures include all compensation received in any capacity, including directorships, for services rendered during the fiscal years indicated.

	SUMMARY COMPENSATION TABLE
	Annual Compensation(1)
Name and				Other Annual
Principal Position	Year	Salary (2)	Bonus	Compensation (3)

Thomas K. Barry	2000	$171,839.00	---	$12,500.00
President and Chief	1999	$162,483.00	---	$12,500.00
Executive Officer	1998	$153,212.00	---	$12,500.00

Kenneth J. Robinson	2000	$123,428.00	---	$9,400.00
Exec. Vice President	1999	$115,017.00	---	---
	1998	$106,777.00	---	---

  (1) The Company did not pay any long-term compensation to its Chief Executive Officer or to its other executive officers during the fiscal years ended September 30, 2000, 1999, and 1998.

  (2) The amounts in this column include the aggregate of cash contributions received and matching contributions made by the Company on behalf of the named executive officers to the Company's 401(k) Savings Plan (the "Savings Plan").

  (3) Consists of director's fees paid to the named executive officers by the Company and its subsidiary.

  A description of the executive officers, other than Mr. Thomas K. Barry and Mr. Kenneth J. Robinson, for whom a description is provided above, is set forth below.

  Thomas S. Roye (age 46) is Vice President - Administration. Mr. Roye has served 9 years in his current position and was previously Assistant Treasurer & Assistant Secretary. He has prior utility experience and an accounting education and has been employed by the Company since 1978.

  Russell S. Miller (age 37) is Vice President-Operations. Mr. Miller was employed on a part-time basis in 1987. He joined the Company on a full-time basis in 1990 as a draftsman. Since 1993 he has served as Coordinator of Gas Supply and was promoted to his current position at the beginning of 2000.

  Stanley G. Sleve (age 50) is Vice President - Business Development. Mr. Sleve began employment with the Company in January, 1998 primarily to secure and develop new business. Mr. Sleve has had twenty-four years of project, client and construction management experience with engineering and architectural service firms.

  Gary K. Earley (age 46) is Treasurer. Mr. Earley has been a practicing accountant since 1976. He joined the Company in 1987 as an accountant in the rates and regulations department and has served as Treasurer for the past 9 years.

  Phyllis J. Groeger (age 59) is Corporate Secretary. Mrs. Groeger has been employed since 1973 in a number of positions advancing to Assistant Secretary in 1986 and has been Secretary of the Company for the past 13 years.

  Compensation Pursuant to Plans. The Company has entered into separate supplemental benefits agreements with Thomas K. Barry and Kenneth J. Robinson (collectively, the "Supplemental Benefits Agreements"), which provide that the officer covered thereby and retiring after the age of 62 is entitled to receive monthly payments equal to 35% of such officer's monthly salary at retirement for either life or 180 months, whichever is longer. Such amount payable shall increase by 4% annually on the anniversary date of such officer's retirement. Retirement benefits otherwise available upon retirement at age 62 under the Supplemental Benefits Agreements are reduced cumulatively by 4% for each year prior to age 62 in which the covered officer retires; provided, however, that an officer covered under a Supplemental Benefits Agreement receives no retirement benefits thereunder in the event that such officer retires before age 55. Furthermore, the Supplemental Benefits Agreements provide that in the event that an officer covered by a Supplemental Benefits Agreement dies prior to retirement, such officer's designated beneficiary is entitled to receive monthly payments equal to 50% of such officer's monthly salary at death for 180 months.

  Eligibility to enter into a Supplemental Benefits Agreement, or equivalent thereof, is based upon employee performance, service and value to the Company; such eligibility is determined on an individual basis by the Board of Directors. Currently, such executive officers (as discussed, above) are the only employees of the Company covered by a Supplemental Benefits Agreement, and no payments have been made to date under such agreements. The Supplemental Benefits Agreements are in addition to the amounts shown in the Summary Compensation Table and are not subject to limitation. As of September 30, 2000 the estimated annual benefits payable under a Supplemental Benefits Agreement upon retirement at the normal retirement age for Mr. K.J. Robinson are $45,150 and for Mr. T.K. Barry are $61,600.

  The Company also maintains the Corning Natural Gas Corporation Employees Savings Plan (the "Savings Plan"). All employees of the Company who work for more than 1,000 hours per year and who have completed one year of service may participate in the Savings Plan as of the following January 1 or July 1. Under the Savings Plan, participants may contribute up to 15% of their wages. For non-union employees the Company will match one-half of the participant's contributions up to a total of 3% of the participant's wages. Company matching contributions vest in the participants at a rate of 20% per year and become fully vested after five years. All participants may select one of seven investment plans, or a combination thereof, for their account. Distribution of amounts accumulated under the Savings Plan occurs upon the termination of employment or death of the participant. The Savings Plan also contains loan and hardship withdrawal provisions. During the fiscal year ended September 30, 2000, no amounts were distributed to executive officers under the Savings Plan. The amounts accrued under the Savings Plan by Messrs. T.K. Barry and K.J. Robinson in fiscal 2000 are included in the compensation figures in the table on Page 5.

  Compensation of Directors. The current annual Director's compensation is $5,000. In addition, Directors are paid $300 for each Board meeting attended. Additionally, the chairmen of the Board's Executive, Audit and Compensation committees and those directors who serve on more than one committee receive an annual fee of $1,500 for such services. Committee members other than the chairmen are paid $1,000 annually for their services, subject to the limitation that no committee chairman or member may receive more than $1,500 annually for such services regardless of the number of committees on which he serves.

  As allowed by New York law, the Company currently has in effect an insurance policy, with an effective date of June 1, 2000, with National Union Fire Insurance Company for the indemnification of officers and directors at an annual premium cost of $ 38,000.

  Employment Contracts and Termination of Employment and Change-in-Control Arrangements. The Company has entered into an employment contract with each of Mr. T.K. Barry and Mr. K.J. Robinson. Under the terms of such employment contracts, each officer is compensated for his duties as an officer and director with such salary as is determined from time to time by the Board of Directors. The term of each officer's employment contract is for a rolling three year period, unless earlier terminated by an act of either the Company or such officer. Each officer's employment contract further provides that upon any change in control of the Company leading to the termination of such officers employment with the Company, the Company shall pay such officer three times his then-present annual salary and reimbursement of payments for excise tax, if any, required under Section 4999 of the Internal Revenue Code. The Employment Contracts also provide for payment to such officer, upon his retirement, of amounts that, when combined with payments under the pension plan, would provide such officer a total pension benefit, as specified in the Company's pension plan, as if the limitations on pension plan payments under Internal Revenue Code Sections 415(b) and (e) did not apply. Payment of such amounts and downward adjustments of such amounts are made under the same terms as specified in the pension plan. Such contracts also require the Company's continued provision of health care benefits to such officer after retirement, except when the officer is terminated for cause.

  Auditors. KPMG Peat Marwick LLP, Certified Public Accountants of Rochester, New York, served as the Company's independent auditors for the fiscal year ended September 30, 1999 and for a portion of the current fiscal year. As set forth in the Forms 8-K and 8-K/A filed with the SEC on April 25, 2000 and May 30, 2000, respectively, on April 19, 2000 the Company dismissed KPMG Peat Marwick LLP as its independent accountant. The decision to dismiss KPMG Peat Marwick LLP was approved by the Board of Directors.

  In connection with the audits of the two fiscal years ended September 30, 1999 and 1998, and through the date of termination (April 19, 2000), there were no disagreements with KPMG Peat Marwick LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to their satisfaction would have caused them to make reference in connection with their opinion to the subject matter of the disagreement.

  The audit reports of KPMG Peat Marwick LLP on the consolidated financial statements of the Company and subsidiary as of and for the years ended September 30, 1999 and 1998 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified as to uncertainty, audit scope, or accounting principles.

  The Company requested that KPMG Peat Marwick LLP furnish it with a letter addressed to the SEC stating whether or not it agrees with the statements contained above. A copy of that letter, dated May 8, 2000, has been filed as Exhibit 16 to the Form 8-K/A.

  The company has engaged Deloitte & Touche LLP, Certified Public Accountants of Rochester, New York, as its new principal accountants as of April 19, 2000. The decision to engage Deloitte & Touche LLP was approved by the Board of Directors. Deloitte & Touche LLP, which served as principal accountants for the Company for the past fiscal year, have no direct or indirect financial interest in the Company or its subsidiaries in the capacity of promoter, underwriter, voting director, officer or employee. A representative of Deloitte & Touche LLP will be present at the annual meeting, with the opportunity to make a statement if such representative desires to do so, and will be available to respond to appropriate questions.

  Other Matters. Except for the matters set forth above, the Board of Directors knows of no matters which may be presented to the meeting, but if any other matters properly come before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote such proxy in accordance with their judgment in such matters.

  PLEASE DATE, SIGN AND RETURN THE ENCLOSED PROXY.

  By Order of the Board of Directors,

  PHYLLIS J. GROEGER, Secretary

  Annual Report

  A copy of the Company's 2000 Annual Report to Shareholders accompanies this Proxy Statement, but does not constitute part of the proxy solicitation materials.

  Persons whose proxies are solicited by the Board of Directors of the Company may obtain, without charge, a copy of the Company's Annual Report on Form 10-KSB, including the financial statements and schedules thereto, required to be filed with the Securities and Exchange Commission for the Company's most recent fiscal year. The report will be furnished upon request made in writing to:

  Thomas K. Barry

  Chairman of the Board of Directors

  Corning Natural Gas Corporation

  330 W. William Street

  P.O. Box 58

  Corning, New York 14830

  Appendix A

  AUDIT COMMITTEE CHARTER

  This Audit Committee Charter (Charter) has been adopted by the Board of Directors (the Board) of Corning Natural Gas Corporation (the Company). The Audit Committee of the Board (the Committee) shall review and reassess this charter annually and recommend any proposed changes to the Board for approval.

  Role and Independence: Organization

  The Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing, internal control and financial reporting practices of the Company. It may also have such other duties as may from time to time be assigned to it by the Board. The membership of the Committee shall consist of at least three directors, who are each free of any relationship that, in the opinion of the Board, may interfere with such member's individual exercise of independent judgment. Each Committee member shall also meet the independence and financial literacy requirements for serving on audit committees, and at least one member shall have accounting or related financial management expertise, all as set forth in the applicable rules of the Nasdaq. The Committee shall maintain free and open communication with the independent auditors, the internal auditors and Company management. In discharging its oversight role, the Committee is empowered to investigate any matter relating to the Company's accounting, auditing, internal control or financial reporting practices brought to its attention, with full access to all Company books, records, facilities and personnel. The Committee may retain outside counsel, auditors or other advisors.

  One member of the Committee shall be appointed as chair. The chair shall be responsible for leadership of the Committee, including scheduling and presiding over meetings, preparing agendas, and making regular reports to the Board. The chair will also maintain regular liaison with the CEO, CFO, the lead independent audit partner and the director of internal audit.

  The Committee shall meet at least two times a year, or more frequently as the Committee considers necessary. At least once each year the Committee shall have separate private meetings with the independent auditors, management and the internal auditors.

  Responsibilities

  Although the Committee may wish to consider other duties from time to time, the general recurring activities of the Committee in carrying out its oversight role are described below. The Committee shall be responsible for:

    Recommending to the Board the independent auditors to be retained (or nominated for shareholder approval) to audit the financial statements of the Company. Such auditors are ultimately accountable to the board and the Committee, as representatives of the shareholders.
    Evaluating, together with the Board and management, the performance of the independent auditors and, where appropriate, replacing such auditors.
    Obtaining annually from the independent auditors a formal written statement describing all relationships between the auditors and the Company, consistent with Independence Standards Board Standard Number 1. The Committee shall actively engage in dialogue with the independent auditors with respect to any relationships that may impact the objectivity and independence of the auditors and shall take, or recommend that the Board take appropriate actions to oversee and satisfy itself as to the auditors' independence.
    Reviewing the audited financial statements and discussing them with management and the independent auditors. These discussions shall include the matters required to be discussed under Statement of Auditing Standards No. 61 and consideration of the quality of the Company's accounting principles as applied in its financial reporting, including a review of particularly sensitive accounting estimates, reserves and accruals, judgmental areas, audit adjustments (whether or not recorded), and other such inquiries as the Committee or the independent auditors shall deem appropriate. Based on such review, the Committee shall make its recommendation to the Board as to the inclusion of the Company's audited financial statements in the Company's Annual Report on Form 10-KSB.
    Issuing annually a report to be included in the Company's proxy statement as required by the rules of the Securities and Exchange Commission.
    Overseeing the relationship with the independent auditors, including discussing with the auditors the nature and rigor of the audit process, receiving and reviewing audit reports and providing the auditors full access to the Committee (and the Board) to report on any and all appropriate matters.
    Discussing with a representative of management and the independent auditors: (1) the interim financial information contained in the Company's Quarterly Report of Form 10-QSB, and (2) the results of the review of such information by the independent auditors. (These discussions may be held with the Committee as a whole or with the Committee chair in person or by telephone.)
    Overseeing internal audit activities, including discussing with management and the internal auditors the internal audit function's organization, objectivity, responsibilities, plans, results, budget and staffing.
    Discussing with management, the internal auditors and the independent auditors the quality and adequacy of and compliance with the Company's internal controls.
    Discussing with management and/or the Company's general counsel any legal matters (including the status of pending litigation) that may have a material impact on the Company's financial statements, and any material reports or inquiries from regulatory or governmental agencies.

  The Committee's job is one of oversight. Management is responsible for the preparation of the Company's financial statements and the independent auditors are responsible for auditing those financial statements. The Committee and the Board recognize that management (including the internal audit staff) and the independent auditors have more resources and time, and more detailed knowledge and information regarding the Company's accounting, auditing, internal control and financial reporting practices than the Committee does; accordingly the Committee's oversight role does not provide any expert or special assurance as to the financial statements and other financial information provided by the Company to its shareholders and others.